UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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WPT ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WPT Enterprises, Inc.
5700 Wilshire Boulevard
Suite 350
Los Angeles, California 90036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 30, 2007

To the Stockholders of WPT Enterprises, Inc.:

Please take notice that the Annual Meeting of Stockholders of WPT Enterprises, Inc. will be held, pursuant to due call by our Board of Directors, at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 at 10:00 a.m. P.D.T. on Wednesday, May 30, 2007, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.                The election of nine directors to our Board of Directors;

2.                The approval of the appointment of Piercy, Bowler, Taylor & Kern, Certified Public Accountants and Business Advisors, a Professional Corporation, as our independent registered public accounting firm for the 2007 fiscal year; and

3.                The transaction of any other business as may properly come before the meeting or any adjournments thereof.

Pursuant to due action of our Board of Directors, stockholders of record on April 6, 2007 will be entitled to vote at the meeting or any adjournments thereof. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of WPT Enterprises, Inc.’s common stock present in person or represented by proxy at the Annual Meeting.

A PROXY FOR THIS MEETING IS ENCLOSED HEREWITH. WE REQUEST THAT YOU FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THIS MEETING, YOU MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

Adam Pliska
General Counsel and Secretary
April 18, 2007

WPT ENTERPRISES, INC.
5700 Wilshire Boulevard
Suite 350
Los Angeles, California 90036

PROXY STATEMENT

Annual Meeting of Stockholders to be Held
May 30, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of WPT Enterprises, Inc. (“WPTE,” or the “Company”) to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 at 10:00 a.m. P.D.T. on Wednesday, May 30, 2007, for the purpose of considering and taking appropriate action with respect to the following:

1.                The election of nine directors to our Board of Directors;

2.                The approval of the appointment of Piercy, Bowler, Taylor & Kern, Certified Public Accountants and Business Advisors, a Professional Corporation, as our independent registered public accounting firm for the 2007 fiscal year; and

3.                The transaction of any other business as may properly come before the meeting or any adjournments thereof.

The approximate date on which we first sent this Proxy Statement and the accompanying proxy to our stockholders was April 23, 2007.

PROXIES AND VOTING

Only holders of record of the Company’s common stock (the “Common Stock”) at the close of business on April 6, 2007 (the “Record Date” for the Annual Meeting) will be entitled to vote at the Annual Meeting or any adjournments thereof. There were 20,378,333 shares of our Common Stock outstanding on the Record Date. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.

Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. Each nominee to be elected as a director named in Proposal One must receive the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. The approval of any other matters to be considered at the Annual Meeting shall require the affirmative vote of the holders of a majority of the Company’s stockholders that are present and entitled to vote at the Annual Meeting on such matters. A stockholder who abstains with respect to any proposal is considered to be present and entitled to vote on such proposal and is in effect casting a negative vote. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the proxy at any time prior to its use by giving notice of such revocation to our Secretary in writing, in open meeting or by executing and delivering a new proxy to our Secretary. Unless so revoked, the shares represented by each proxy will be voted at the Annual Meeting and at any adjournments thereof. Presence at the Annual Meeting of a stockholder who has signed a proxy does not alone revoke that proxy.

All shares represented by proxies will be voted for the election of the nominees for the Board of Directors named in this Proxy Statement. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this Proxy Statement and “FOR” the approval of the independent registered public accounting firm.

While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

PROPOSAL FOR ELECTION OF DIRECTORS
(Proposal One)

The Board of Directors currently consists of nine (9) directors, each of whom has been nominated by the Board of Directors for re-election by the stockholders. If re-elected, each nominee has consented to serve as a director of the Company, to hold office until the next Annual Meeting of the Stockholders, or until his or her successor is elected and shall have qualified. The names and ages of the nominees, their positions with the Company, and their principal occupations and tenure as directors, which are set forth below, are based upon information furnished to us by each nominee.

Name and Age	Principal Occupation, Business Experience	Director
of Director	For Past Five Years and Directorships of Public Companies	Since
Lyle Berman Age 65

Chairman of the Board since our inception in March 2002 and Executive Chairman since April 1, 2005. Mr. Berman served as our Chief Executive Officer from February 25, 2004 until April 1, 2005. Since January 1999, Mr. Berman has served as the Chairman of the Board and Chief Executive Officer of Lakes Entertainment, Inc. (“Lakes”), a publicly-held company that develops and manages Indian-owned casinos. Lakes owns a majority of our common stock through its wholly owned subsidiary, Lakes Poker Tour, LLC. From November 1999 until May 2000, Mr. Berman served as President of Lakes. Mr. Berman served as the Chairman of the Board of Directors of Grand Casinos, Inc. from October 1991 through December 1998. Mr. Berman served as Chief Executive Officer of Rainforest Cafe, Inc. from February 1993 until December 2000. Lyle Berman is the father of Bradley Berman, who serves as a director of the Company and is President of King Show Games, LLC.

		2002
Steven Lipscomb Age 45	Chief Executive Officer since April 1, 2005 and our President and Founder since our inception in March 2002. Mr. Lipscomb previously served as Chief Executive Officer of our predecessor company, World Poker Tour, LLC, from March 2002 until February 24, 2004. Mr. Lipscomb is the creator and Executive Producer of the World Poker Tour television series. Prior to forming World Poker Tour, LLC in March 2002, Mr. Lipscomb was an independent producer through his company, Lipscomb Entertainment, producing and directing award-winning television shows and films.	2002
Michael Beindorff Age 55	Mr. Beindorff serves as the Chief Operating Officer of Exclusive Resorts, a company that sells interests in a luxury residence club. Most recently, he served as President of GreenTree Group, a marketing, branding and management consulting firm based in Denver, Colorado. Prior to founding GreenTree in 2002, he spent three years at PlanetRx.com as President and later as Chief Executive Officer and Chairman.	2004

Bradley Berman Age 36

Mr. Berman is the President of King Show Games, LLC. a company he founded in 1998. King Show Games leverages the trends in the video slot machine arena. In addition to being President of King Show Games, since 2004 he has been actively involved with Lakes Entertainment in his current position of Gaming Product Specialist. Bradley served as Vice President of Gaming with Lakes Entertainment from 1998 until 2004 when he decided to reduce his role in order to devote more time to King Show Games. Bradley Berman is the son of Lyle Berman, our Executive Chairman and the Chairman and Chief Executive Officer of Lakes.

		2004
Joseph S. Carson, Jr. Age 44	Mr. Carson served as Chief Executive Officer of Bunim-Murray Productions, a television production company, from November 2004 until March 2007. From 1995 until he joined Bunim-Murray in November 2001, Mr. Carson oversaw the production and finance functions at Twentieth Television, a division of Fox Studios. Previously, Mr. Carson held a number of financial positions with Sony Pictures Entertainment.	2004
Timothy J. Cope Age 55	Mr. Cope served as our Interim Chief Financial Officer from March 2004 until June 2004. Mr. Cope has served as President of Lakes since May 2003 and as Chief Financial Officer, Secretary and a director of Lakes since December 1998. Mr. Cope served as Chief Financial Officer of Grand Casinos, Inc. from January 1994 through December 1998, and served as Executive Vice President of Grand Casinos, Inc. from April 1997 through December 1998. Mr. Cope also served as a director of Grand Casinos, Inc. from February 1998 through December 1998.	2002
Ray M. Moberg Age 58	After 33 years, Mr. Moberg retired from Ernst & Young in 2003, where he served as the managing partner of Ernst & Young’s Reno, Nevada office from 1987 until his retirement. Mr. Moberg also serves as a director of Lakes.	2004
Glenn Padnick Age 59	Mr. Padnick became a founding partner of Castle Rock Entertainment in 1987, where he led that company’s television production and development activities until January 2003. Mr. Padnick continues to provide services to Castle Rock Entertainment in connection with production of DVD products based on that company’s television concepts.	2004
Mimi Rogers Age 52	For the past 24 years, Ms. Rogers has worked professionally as an actor in numerous feature films and television shows. In addition, Ms. Rogers co-owns and manages Millbrook Farm Productions, a film and television production company that she co-founded nine years ago. For the last four years, Ms. Rogers has been the co-owner of Clear Messaging, LLC, an answering service based in Newton, New Jersey.	2004

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Compensation Philosophy; Components of Executive Compensation

Even though the discussion below focuses on executive compensation, in general, our compensation plans apply to all Company employees, whether executive or not, except for a bonus arrangement applicable only to our Chief Executive Officer. As of December 31, 2006, we had 88 full-time employees. Our executive officers are identified in the Summary Compensation Table on page 11.

The compensation committee of the board of directors has direct oversight and responsibility for our executive compensation policies and programs. Our executive compensation policies and programs are designed to provide:

•       competitive levels of compensation that integrate with the Company’s annual objectives and long-term goals;

•       long-term incentives that are aligned with shareholder interests;

•       a reward system for above-average performance;

•       recognition for individual initiative and achievements; and

•       a means for the Company to attract and retain qualified executives.

To meet the above goals, the compensation committee has determined that the total compensation program for executive officers should consist of the following three components, the amount of each component to be based upon a combination of individual and corporate performance:

•       Base salary;

•       Annual cash incentive compensation (bonus); and

•       Stock options.

Each individual component of compensation meets some or all of our compensation goals. Bonus and stock options are performance-based to varying degrees. The annual bonus is designed to reward employees for achieving annual objectives on both an individual basis, and for departmental and company-wide objectives. Stock options, on the other hand, are intended to reward employees for long-term company performance and to align employees’ interests with shareholder interests.

Background of Compensation Programs

Our company was organized in 2002 as a subsidiary of Lakes in the form of a limited liability company. Three individual founders, two of whom are still executive officers of our company, received equity compensation that vested over varying time periods. In 2004, our company converted into a corporation and completed an initial public offering (IPO). At the time of the IPO, the founders’ equity was converted into shares of restricted stock and stock options at nominal exercise prices. The Company also carried forward a bonus plan that was in place prior to the IPO that paid annual bonuses to Company employees, including executives, in an aggregate amount equal to 10% of the Company’s net profits for each fiscal year. The plan was replaced in fiscal 2006 by a different bonus structure, which is described below.

Competitive Evaluation of Compensation Programs

In order to meet the goal of attracting and retaining talent, the compensation committee analyzes a broad range of factors in determining a new executive’s compensation, including the potential employee’s previous salaries, prior work experience, (particularly in areas of need at the Company) and management’s evaluations of the candidate after a series of interviews. In determining salaries and equity incentive compensation of new and existing executives, management and the compensation committee also use information derived from recruiting companies and executive search firms, as well as the experience of certain compensation committee members in the entertainment industry in recruiting talent for their own employers. When determining the compensation of Steve Lipscomb, our President and Chief Executive Officer, the compensation committee in 2006 reviewed a competitive analysis prepared by management. The analysis focused on companies in the film, online gaming and digital media industries, and found that Mr. Lipscomb’s compensation was close to the mean value of compensation paid to chief executive officers of those companies.

To date, the committee has not consulted with a compensation consultant about executive compensation.

Components of Compensation We Use to Achieve our Compensation Goals

The compensation committee approves compensation for our executives on an annual basis, and annually performs an assessment of the effectiveness of each component of our executive compensation programs. The committee analyzes whether each component provides a compensation structure for our executives that is competitive and is in accordance with the compensation committee’s philosophies. In assessing our annual executive compensation plans, the compensation committee weighs the appropriate mix between cash and non-cash compensation as well as annual and long-term incentives.

The compensation committee makes all determinations with respect to amount and structure of compensation for our executive officers. The officers provide the compensation committee with input and make recommendations to the compensation committee about the amounts of the various components of compensation for each officer. The officers do not participate in the compensation committee’s meetings regarding executive compensation.

The components of our compensation programs are discussed below:

Base Salary

Base salary compensation for each position depends on the potential impact each position has on our business, the skills and experiences required by the position, the performance and potential of the incumbent in the position, and competitive market information. As discussed above, we consider a variety of factors in determining executive officer salaries. In the case of Mr. Lipscomb (as described above), in 2006 we performed a study of salaries for chief executive officers in certain companies in the film, online, gaming and digital media industries.

Annual Cash Incentive Compensation (Bonus)

We pay bonuses to our executives to tie their compensation more closely to individual, departmental and company-wide performance. We view this component of compensation as being tied to annual performance rather than long-term performance.

Before 2006, the Company had a bonus plan in effect, established prior to the IPO that called for aggregate annual bonuses to Company employees, including executives, equal to 10% of the Company’s net profits for each fiscal year. This plan was replaced for fiscal 2006, and the compensation committee approved some general guidelines for the purpose of granting annual bonuses to all employees, including senior management. Annual incentive compensation for Company executives is mostly based on the individual performance of each member of executive management, as well as the performance of each executive’s department and the Company’s overall financial performance.

Our Chief Executive Officer annually performs an assessment of our executives’ individual performance. He takes into account each executive’s overall performance, coupled with the impact that each executive had on the Company’s business, to arrive at a recommended bonus, if any. The CEO presents these recommendations to the compensation committee for review and approval.

Based on these criteria, in early 2007, the CEO recommended that each executive be paid an annual incentive bonus of 20% of base salary for 2006 performance. This was based on the excellent individual contributions by each executive to the progress shown by the Company on addressing numerous business challenges, including successful completion of a season of the new Professional Poker Tour series, the preparations to re-position the online gaming business and the marketing agreement with Party Gaming, as well as separate business challenges within each executive’s areas of responsibility. Establishing a uniform bonus percentage for the executives in 2006 also reflected the team effort of the group of executives in meeting the business challenges, as well as the overall profitability of the Company in 2006. The compensation committee accepted Mr. Lipscomb’s recommendations and approved the 2006 annual executive bonuses at the 20% level for all executive officers.

In addition, Mr. Lipscomb was entitled to an additional formula-based bonus pursuant to his employment agreement dated April 1, 2005. Mr. Lipscomb was entitled to an annual bonus equal to 5% of the amount the company’s net income exceeds $3 million during any fiscal year of the term of the agreement. Based on an earlier employment agreement, he has been entitled to a bonus under this formula in each year since fiscal 2002, when the company was organized. For fiscal 2007 and succeeding years, Mr. Lipscomb will not be entitled to this additional formula-based bonus. In fiscal 2006, our net income was $7.8 million, and therefore Mr. Lipscomb received an additional bonus of approximately $250,000 under this formula.

Stock Options

The committee believes stock option awards are an important means of linking the interests of executive management and other employees with those of stockholders. We grant stock options under the 2004 Stock Incentive Plan. These options are non-qualified stock options with vesting periods ranging from three years to five years and a term of ten years.

During fiscal 2006, the compensation committee typically met immediately prior to or after the Company’s regular Board meetings, during which stock option grants were reviewed and approved by the compensation committee. At those meetings, management reported to the committee and recommended stock option grants to employees. In addition, on two occasions the committee granted stock options by written consent on the dates new executive officers were appointed.

In order to standardize the Company’s procedures, in February 2007, the committee adopted a new stock option grant policy in February of 2007, applicable to all new option grants. Under the policy, compensation committee meetings will generally be held during the twenty-day periods prior to the beginning of the Company’s “black-out” periods under the Company’s policy on insider trading. Black-out periods begin on the 14th day prior to the end of each fiscal quarter and end two trading days after the quarterly or annual earnings release. If the Company hires an employee at a level of Vice President or higher, the committee may meet at any time for the purpose of approving the granting of stock options to the officer.

The exercise price of stock options is always equal to the closing sale price of the Company’s common stock on the grant date as reported on Nasdaq. The grant date, and the associated date for determining exercise price, is the date of the regular meeting of the committee where the grant is approved, unless the employee is a Vice President or higher, in which case the grant date and exercise price are on the later of (i) the date the employee commences employment, or (ii) the date of the committee meeting approving the grant. However, if the approval date is during a black-out period, then the option is not granted until the day after the end of the black-out period.

In addition to the above policies, the compensation committee does not have any plan, program or practice to time or select grant dates of option grants in coordination with the release by the Company of material non-public information. Furthermore, the Company does not time the release of material non-public information in coordination with any grant date.

In 2006, we granted 150,000 stock options to Peter Hughes, our Chief Operating Officer upon his hiring. In addition, we granted 30,000 stock options to Scott Friedman upon his promotion to Chief Financial Officer. We also granted 50,000 stock options to Robyn Moder, our Executive Vice President of WPT Studios, for exceptional performance during fiscal 2006. Lyle Berman was granted 12,000 options during fiscal 2006 since he had resigned as the Company’s Chief Executive Officer in 2005 and was eligible to receive stock options similar to all non-employee directors. All of the grants had exercise prices equal to the Company’s closing stock price on the date of grant. No other option grants were made to Named Executive Officers in 2006. The committee also granted 40,000 stock options to Scott Friedman in March of 2007 in recognition of both exceptional performance and in light of the relatively high exercise price of his previous option grants. The number of stock options granted to each officer was determined by the potential impact the individual has on WPT, the skills and experiences required by the job, and the performance and potential of the incumbent in the job, and market expectations of equity grants for companies similar to us. The compensation committee’s general policy is to give members of executive management between 100,000 and 150,000 stock options.

The options granted in 2006 had a vesting period of five years, as a retention device to increase the incentives for the employees to remain employed by the company.

In 2006, the board of directors amended the 2004 Stock Incentive Plan so that all outstanding incentives under the plan, including stock options, would vest in full upon a change in control of the company. The board approved this amendment based on the recommendation of the compensation committee. The purpose of the amendment was to provide the employees with an incentive to remain employed with the company through the effective date of a change in control. This would enhance the value of the company in some cases by decreasing the likelihood that many employees would leave their employment upon learning of a proposed change in control.

For most periods since the IPO, the market value of our common stock has been greater than the current market value. Therefore, the substantial majority of the outstanding stock options under the plan have an exercise price greater than current market value (the options are “underwater”). The compensation committee continues to monitor and discuss this issue to make sure stock options remain a valuable retention tool.

Restricted Stock

The 2004 Stock Incentive Plan permits the granting of restricted stock in addition to stock options. No shares of restricted stock have been granted under the plan.

Mr. Lipscomb received restricted interests in the predecessor to the company in 2002, and these interests were converted into 2,400,000 restricted shares of the Company’s common stock in 2004 in connection with our IPO. These shares are now fully vested.

Severance Benefits

We have a policy in place that provides that if any member of our executive management team is terminated without cause, the terminated executive becomes entitled to receive a severance payment in an amount equal to 6 months of the executive’s base salary. “Termination without cause” is any termination other than termination for (i) an executive’s willful and continued failure to substantially perform his or her duties as reasonably assigned, (ii) an executive’s indictment for a criminal offense related to theft or embezzlement from the Company, which charges are not dismissed, or of which Executive is not acquitted within one (1) year, or (iii) an executive’s indictment for any felony offense that is not the result of actions performed by the executive within the scope of activities approved by the Board, which charges are not dismissed, or of which the executive is not acquitted, within one (1) year. This policy does not apply to Mr. Lipscomb while he has any agreement in effect with the Company providing for severance payments.

Other Benefits

We provide additional benefit plans to employees, including the named executive officers, such as medical, dental, life insurance and disability coverage, flexible benefit accounts, 401(k) plan, and an employee assistance program. We also provide vacation and other paid holidays to employees, including the named executives. The compensation committee believes these programs are comparable to those provided at other companies of comparable size.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible.

Compensation Committee Report

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

RAY M. MOBERG
JOSEPH S. CARSON, JR.
MIMI ROGERS

Employment Agreements

Pursuant to the terms outlined in a letter agreement dated April 14, 2004 by and between the Company and Steve Lipscomb, the Company entered into an employment agreement with Mr. Lipscomb dated April 1, 2005 finalizing the terms of his employment. Under the agreement, Mr. Lipscomb agreed to serve as President and Chief Executive Officer of the Company until the agreement expired on December 29, 2006. On November 6, 2006, the Company and Mr. Lipscomb entered into a new employment agreement to modify and extend the previous agreement, pursuant to which Mr. Lipscomb agreed to serve as the Company’s Chief Executive Officer and President, for a term commencing on November 6, 2006 and ending on December 31, 2008. Either party may shorten the term so that it terminates on December 31, 2007 by providing written notice of such termination to the other party at any time prior to November 1, 2007. The Agreement also provided that Mr. Lipscomb shall serve as a member of the Company’s board of directors. Mr. Lipscomb is paid an annual salary of $500,000 and is eligible to receive annual bonuses pursuant to a bonus plan created by the Company’s compensation committee in its discretion that is agreeable to Mr. Lipscomb and the Company.

The agreement also retained Mr. Lipscomb’s right, under his old agreement, to be eligible to receive a one-time bonus for fiscal year 2006 in an amount equal to 5% of the Company’s net income for fiscal year 2006 in excess of $3,000,000, as described in the section above regarding bonuses.

The Agreement also provides for certain confidentiality and non-solicitation obligations of Mr. Lipscomb in the event he is terminated for any reason. The parties also agreed that Mr. Lipscomb may not engage in any competitive business activity during the term of the Agreement without board consent. However, Mr. Lipscomb is permitted to pursue non-gaming related projects (“Outside Projects”) without prior board approval so long as (1) he notifies the Chairman of the Board prior to entering into an agreement with a third party production entity regarding any Outside Projects or actively pitches any Outside Projects to broadcast networks and (2) his pursuit of Outside Projects does not interfere with his duties under the Agreement. If a majority of the outside members of the Company’s board determine, after Mr. Lipscomb is given an opportunity to cure, that any Outside Project materially interferes with Mr. Lipscomb’s duties to the Company, such board members have the right to terminate Mr. Lipscomb for cause. Mr. Lipscomb can also be terminated for cause for, among other things, engaging in business activities competitive with the Company. Even if Mr. Lipscomb is terminated for cause, he will be entitled to serve as a member of the board after such termination until any dispute regarding such termination is resolved in favor of the Company.

In the event Mr. Lipscomb is terminated without cause, (i) he would be entitled to be paid his base salary for the remainder of the term, (ii) all unvested stock options would immediately vest, and (iii) he would be eligible for any applicable bonus amounts otherwise required to be paid for him during the term. In the event of Mr. Lipscomb’s death during the term, all unvested stock options held by him would immediately vest on a pro-rata basis and be transferred to his heirs.

Effective as of April 15, 2004, we entered into two-year employment agreements with Audrey Kania and Robyn Moder under which each was designated to serve as an Executive Vice President. Ms. Kania resigned as an officer and employee on February 28, 2006. The term of Ms. Moder’s employment agreement expired on April 15, 2006, and she is now considered an employee-at-will. As an executive officer, Ms. Moder would be eligible for a severance payment pursuant to our severance policy described above in the event she is terminated without cause.

Effective January 23, 2006, the Board of Directors of the Company appointed Peter Hughes to serve as the Company’s Chief Operating Officer. Mr. Hughes’ compensation arrangements provide for an annual base salary of $250,000 and an opportunity to earn a bonus of up to $50,000. Mr. Hughes would be eligible for a severance payment pursuant to our severance policy described above in the event he is terminated without cause.

Effective September 22, 2006, the Board of Directors of the Company appointed Scott Friedman to serve as the Company’s Chief Financial Officer. Mr. Friedman’s compensation arrangements provide for an annual base salary of $200,000. Mr. Friedman would be eligible for a severance payment pursuant to our severance policy described above in the event he is terminated without cause.

Director Compensation

For fiscal 2006, we had a policy pursuant to which we paid a fee of $25,000 to each of our directors that was not otherwise employed by us or our subsidiaries (a “Non-Employee Director”) and each was reimbursed for travel and incidental expenses incurred in connection with attending Board meetings. Effective January 1, 2007, the Board adopted a new compensation policy with respect to Non-Employee Directors pursuant to which:

•       each Non-Employee Director’s annual payment increased to $50,000;

•       the Chairman of the audit committee of the Board will be paid an additional annual payment of $10,000;

•       the Chairman of the compensation committee of the Board will be paid an additional annual payment of $5,000 and

•       on the date of each Non-Employee Director’s re-election to the Board, a non-qualified stock option under the Company’s 2004 Stock Incentive Plan to purchase 4,000 shares of common stock at an exercise price per share equal to the fair market value per share of the common stock will be granted.

In addition, upon initial election to the Board, each Non-Employee Director receives an option to purchase 12,000 shares of our Common Stock at an exercise price equal to the fair market value of the shares on the date of grant. Each option will have a term of ten years and will vest in equal annual installments over three years. Lyle Berman resigned as the Company’s Chief Executive Officer in 2005; thereafter, in fiscal 2006, we granted 12,000 options to Mr. Berman pursuant to the above policy. During fiscal 2006, no other options were granted to Non-Employee Directors.

Summary Compensation Table

The following summary compensation table reflects cash and non-cash compensation for the 2006 fiscal year awarded to or earned by (i) each individual serving as the Principal Executive Officer and the Principal Financial Officer of the Company during the fiscal year ended December 31, 2006; and (ii) each individual that served as an executive officer of the Company at the end of the fiscal year ended December 31, 2006 who received in excess of $100,000 in salary and bonus during such fiscal year (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		Total ($)
Steven Lipscomb Founder, Chief Executive Officer and President	2006	$500,000	$350,981	$1,016,000	(2)	$1,866,981
Scott A. Friedman(3) Chief Financial Officer	2006	$163,750	$34,750	$135,939		$334,439
W. Todd Steele(4) Former Chief Financial Officer and Secretary	2006	$192,788	$-0-	$-0-		$192,788
Robyn Moder Executive Vice President	2006	$250,000	$50,000	$341,164		$641,164
Peter Hughes Chief Operating Officer	2006	$230,769	$50,000	$131,168		$411,937

(1)          Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments”. See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(2)          Represents the Company’s compensation expense recognized in 2006, related to partial vesting of stock options to purchase 600,000 shares at $8.00 per share, which were granted to Mr. Lipscomb in August 2004 at the time of the IPO.

(3)          Mr. Friedman was appointed as our Chief Financial Officer on September 22, 2006.

(4)          Mr. Steele resigned as our Chief Financial Officer and Secretary on September 21, 2006.

Grants of Plan-Based Awards

The following table sets forth the number of individual grants of stock options made during fiscal 2006 to the Named Executives.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date fair value of stock and option awards
Steven Lipscomb	—	—	—	—
Scott A. Friedman	9/22/2006	30,000	$3.93	$84,900
W. Todd Steele	—	—	—	—
Peter Hughes	1/23/2006	150,000	$6.20	$702,000
Robyn Moder	11/30/2006	50,000	$4.14	$147,000

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named below at the fiscal year end, December 31, 2006. The number of options held at December 31, 2006 consists of options granted under the 2004 Stock Incentive Plan.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Steven Lipscomb	400,000	200,000	$8.00	8/9/2014
Scott A. Friedman	6,666	3,334	$9.92	9/17/2014
	12,000	48,000	$11.95	9/6/2015
	-0-	30,000	$3.93	9/22/2016
W. Todd Steele(1)	N/A	N/A	N/A	N/A
Peter Hughes	-0-	150,000	$6.20	1/23/2016
Robyn Moder	133,333	66,667	$8.00	8/9/2014
	-0-	50,000	$4.14	11/30/2016

(1)          Mr. Steele resigned as our Chief Financial Officer and Secretary on September 21, 2006 and pursuant to the terms of the Company’s 2004 Stock Incentive Plan, all of his stock options have terminated.

Option Exercises and Stock Vested

The following table includes certain information with respect to the vesting of stock awards named below during the fiscal year ended December 31, 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven Lipscomb(1)	600,000	$4,014,000
Scott A. Friedman	0	—
W. Todd Steele	0	—
Peter Hughes	0	—
Robyn Moder	0	—

(1)          Value realized on vesting represents the 600,000 restricted shares that vested on February 25, 2006 multiplied by the closing stock price of $6.69 on February 26, 2006 (the first trading day after February 25, 2006).

Potential Payments Upon Termination or Change in Control

Severance.   As described in Compensation Discussion and Analysis, the Named Executive Officers other than Mr. Lipscomb do not have employment agreements with the Company, but do have the right under a company policy to receive six months of severance payments upon a termination of their employment by the Company without cause. Mr. Lipscomb also has rights to severance payments under his employment agreement.

In the event that each of the Named Executive Officers had been terminated without cause on December 31, 2006, severance payments to each of them would have been made as follows: Mr. Lipscomb, $250,000; Mr. Friedman, $100,000; Mr. Steele, $0; Mr. Hughes, $125,000; Ms. Moder, $125,000. The payments would be made in cash in a lump sum.

Change In Control.   In the event that a Change in Control of the Company (as defined under the 2004 Stock Incentive Plan) had occurred on December 31, 2006, all unvested stock options, including those held by the Named Executive Officers, would vest. The “in the money” value of options for which vesting would have accelerated on that date, regardless of whether their employment was terminated, was $0 for each of the Named Executive Officers.

Director Compensation

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)	Total ($)
Lyle Berman	$22,917	$62,160	$85,077
Bradley Berman	$25,000	—	$25,000
Tim Cope	$25,000	—	$25,000
Ray Moberg	$25,000	—	$25,000
Joey Carson	$25,000	—	$25,000
Glenn Padnick	$25,000	—	$25,000
Mimi Rogers	$25,000	—	$25,000
Michael Beindorff	$25,000	—	$25,000

(1)          Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments”. See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

Executive Officers

		Principal Occupation, Business Experience for Past Five Years
Name and Title	Age	and Directorships of Public Companies
Lyle Berman Chairman of the Board and Executive Chairman	65	See “Proposal for Election of Directors (Proposal One)” above.
Steven Lipscomb Founder, Chief Executive Officer, President and Director	45	See “Proposal for Election of Directors (Proposal One)” above.

Peter Hughes Chief Operating Officer	46

Since January 2006, Mr. Hughes has served as our Chief Operating Officer. Prior to joining the Company, Mr. Hughes served as an Executive Vice President at SFX Sports Group, a division of Clear Channel Entertainment, which is a global leader in sports marketing, talent representation and sports television programming. Prior to joining SFX Sports Group, Mr. Hughes served as Vice President, Business Development at Integrated Sports International (“ISI”), a sports marketing company that Mr. Hughes helped establish in 1993. ISI was acquired by SFX Sports Group in 1999.

Robyn Moder Executive Vice President	32

Since March 2003, Ms. Moder has served as our Executive Vice President in charge of WPT Studios. From our inception in March 2002 until March 2003, Ms. Moder served as Supervising Producer of the World Poker Tour television series. Prior to joining us, Ms. Moder served in a freelance capacity for several studios, including CBS from 2001-2002, Paramount Studios during 2001 and Fox and Warner Brothers during 2000.

Scott A. Friedman Chief Financial Officer	33

Mr. Friedman has served as Chief Financial Officer since September 2006. Before becoming our Chief Financial Officer, Mr. Friedman served as Vice President of Finance and Controller beginning in September 2004. Prior to joining the Company, Mr. Friedman served as Controller of Sony Pictures Digital from September 2003 until August 2004. Prior to that, Mr. Friedman spent over five years in finance positions of increasing responsibility at The Walt Disney Company. Mr. Friedman began his career at Arthur Andersen and is a Certified Public Accountant.

Stock Performance Graph

The Securities and Exchange Commission (the “SEC”), requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative return to the Company’s stockholders (based on appreciation of the market price of the Company’s common stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company’s common stock price for the period from the Company’s first day of trading on August 10, 2004 through January 1, 2007, to the Nasdaq Composite Index and to the Russell Microcap Index.

The Company does not believe that it can reasonably identify a peer group, and the Company believes there is no published industry or line-of-business index that provides a meaningful comparison of shareholder returns. Therefore, the Company has elected to use the Russell Microcap Index in compiling its stock performance graph because it believes the Russell Microcap Index represents a comparison to companies with similar market capitalization to the Company.

The presentation assumes that the value of an investment in each of the Company’s common stock, the Nasdaq Composite Index and the Russell Microcap Index was $100 on August 10, 2004, and that any dividends paid were reinvested in the same security.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG WPT ENTERPRISES, INC., THE NASDAQ
COMPOSITE INDEX AND THE RUSSELL 2000 INDEX

*                     $100 invested on August 10, 2004, in stock or index—including reinvestment of dividends

OTHER MATTERS REGARDING THE BOARD AND COMMITTEES

Corporate Governance at WPT Enterprises, Inc.

Code of Ethics

The Company’s Code of Business Conduct and Ethics is available on our website at www.worldpokertour.com under “The Company—Investor Relations—Corporate Governance”. Our Code of Business Conduct and Ethics applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and to our directors. If our Board of Directors grant any waivers of, or amendments to, the Code of Business Conduct and Ethics to any of our directors or executive officers, the Company will disclose these matters through its website.

Board of Directors and Committees

Board of Directors and Director Independence

Our Board of Directors is currently comprised of nine members, each of whom is identified under Proposal One (“Election of Directors”). The following directors, who constitute a majority of the Board of Directors, are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules: Michael Beindorff, Joseph S. Carson, Jr., Ray M. Moberg, Glenn Padnick and Mimi Rogers. The Board of Directors held six meetings during fiscal 2006, and took action by written action in lieu of a meeting six times. Commencing on the date of our initial public offering of securities on August 9, 2004, the Board of Directors established an audit committee, a corporate governance committee and a compensation committee and adopted charters for each such committee. Each of these charters can be accessed from our website, in the Investor Relations section, at www.worldpokertour.com. All of these charters are consistent with the applicable requirements of the Sarbanes-Oxley Act of 2002 and Nasdaq Stock Market rules.

None of our directors attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2006, and (ii) the total number of meetings held by all committees of the Board on which he or she served.

Ability of Stockholders to Communicate with the Company’s Board of Directors

We have established several means for stockholders and others to communicate with our Board of Directors. If a stockholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairperson of the audit committee in care of our Secretary at our headquarters’ address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Board in care of our Secretary at our headquarters’ address. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of our Secretary at our headquarters’ address. All stockholder communications will be forwarded to the applicable director(s).

The Company schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors meeting and expects its directors to attend the Company’s Annual Meeting of Stockholders. All of the nine directors attended last year’s Annual Meeting of Stockholders.

Corporate Governance Committee of the Board of Directors

The Board of Directors has established a corporate governance committee, which also serves as a nominating committee that consists of Messrs. Moberg Carson and Padnick, each of whom satisfies the independence requirements of the Nasdaq Marketplace Rules.

The primary role of the corporate governance committee is to consider and make recommendations to the full Board of Directors concerning the appropriate size, function and needs of the Board, including establishing criteria for Board membership and considering, recruiting and recommending candidates (including those recommended by stockholders) to fill new Board positions. The committee also provides assistance to the Board in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors, and review and consideration of developments in corporate governance practices. The corporate governance committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full Board for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

The corporate governance committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of stockholders, overall Board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. If the corporate governance committee approves a candidate for further review following an initial screening, the corporate governance committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the corporate governance committee, along with our Chief Executive Officer. Contemporaneously with the interview process, the corporate governance committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The corporate governance committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The corporate governance committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility. Other than as set forth above, the committee has not established any minimum requirements for potential directors.

Recommendations for candidates to be considered for election to the Board at our annual stockholder meetings may be submitted to the corporate governance committee by our stockholders. Candidates recommended by our stockholders will be considered under the same standards as candidates that are identified by the corporate governance committee. In order to make such a recommendation, a stockholder must submit the recommendation in writing to the corporate governance committee, in care of our Secretary at our headquarters’ address, at least 120 days prior to the anniversary of the mailing date of the previous year’s annual meeting proxy statement. To enable the committee to evaluate the candidate’s qualifications, stockholder recommendations must include the following information:

•       The name and address of the nominating stockholder and of the director candidate;

•       A representation that the nominating stockholder is a holder of record of our common stock and entitled to vote at the current year’s annual meeting;

•       A description of any arrangements or understandings between the nominating stockholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the stockholder;

•       A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position;

•       Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board of Directors; and

•       The consent of each nominee to serve as a director if so elected.

Compensation Committee of the Board of Directors

The Board of Directors has established a compensation committee that consists of Messrs. Moberg and Carson and Ms. Rogers. The compensation committee reviews our remuneration policies and practices, makes recommendations to the full Board of Directors in connection with all compensation matters affecting us and administers our incentive compensation plans. The compensation committee met five times during fiscal 2006.

Audit Committee of the Board of Directors

The Board of Directors has established a three member audit committee that consists of Messrs. Moberg, Carson and Padnick. The primary duties and responsibilities of the audit committee are (i) to serve as an independent and objective party to monitor our financial reporting process and internal control system, (ii) to review and appraise the audit efforts of our independent auditors, and (iii) to provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The charter also requires that the audit committee (or designated members of the audit committee) review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than certain de minimus exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The audit committee held nine meetings during fiscal 2006.

The Board of Directors has determined that at least one member of the audit committee, Ray Moberg, is an “audit committee financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the audit committee is an “independent director,” as defined under the Nasdaq Marketplace Rules, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting. For further information regarding the audit committee, see “Report of the Audit Committee” below.

Report of the Audit Committee

The audit committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. In connection with these responsibilities, the audit committee has reviewed audited financial statements of WPT Enterprises, Inc. for fiscal 2006 and discussed them with management.

The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the auditors the auditors’ independence.

The audit committee, based on the review and discussions described above, recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K of WPT Enterprises, Inc. for fiscal 2006 for filing with the SEC.

This Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference into such other filings.

RAY M. MOBERG
JOSEPH S. CARSON, JR.
GLENN PADNICK

PROPOSAL TO APPROVE THE APPOINTMENT OF
INDEPENDENT REGISTERED ACCOUNTING FIRM
(Proposal Two)

Our Board of Directors and management are committed to the quality, integrity and transparency of our financial reports. Independent registered public accounting firms play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the audit committee of our Board of Directors has appointed Piercy, Bowler, Taylor & Kern, Certified Public Accountants and Business Advisors, a Professional Corporation (“PBTK” or “Piercy Bowler Taylor & Kern”), as our independent registered public accounting firm for the 2007 fiscal year. Although they are not required to do so, the audit committee and the full Board of Directors wish to submit the appointment of PBTK for shareholder approval at the Annual Meeting. Representatives of PBTK are expected to be present at the Annual Meeting to answer your questions and to make a statement if they desire to do so.

If the stockholders do not approve the appointment of PBTK, the audit committee may reconsider its selection, but is not required to do so. Even if the stockholders approve the appointment of PBTK at the Annual Meeting, the audit committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in our best interests and the best interests of our stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 23, 2005, Deloitte & Touche LLP (“Deloitte”) notified the Company that Deloitte had resigned as the Company’s independent registered public accounting firm. The reports of Deloitte on the Company’s financial statements for fiscal years ended January 2, 2005 and December 28, 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. The Company’s audit committee did not recommend or approve Deloitte’s resignation. During the Company’s two preceding fiscal years and the subsequent interim period through the date of Deloitte’s resignation, there were no disagreements with Deloitte on any matter of accounting principles and practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused it to make reference thereto in its report on the Company’s consolidated financial statements.

The Company provided Deloitte with a copy of the foregoing statements and requested that Deloitte furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether Deloitte agreed with the above statements and, if not, stating the respects in which it did not agree. A copy of Deloitte’s letter dated June 29, 2005 to the Securities and Exchange Commission was filed as Exhibit 16.1 to the Form 8-K filed by the Company on June 29, 2005.

On August 16, 2005, upon the recommendation and approval of the audit committee, the Company engaged PBTK to serve as the Company’s independent auditors. During the fiscal years ended January 2, 2005 and December 28, 2003 and subsequently through the date of PBTK’s engagement, the Company did not consult PBTK with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any disagreement as described under Item 304(a)(1)(iv) of Regulation S-K, or event described under Item 304(a)(1)(v) of Regulation S-K.

Audit and Non-Audit Fees

The following table presents fees billed and accrued for professional audit and other services rendered by PBTK during fiscal 2006 and Deloitte and PBTK during fiscal 2005.

	Fees for	Fees for
	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$203,447	$307,236
Audit-Related Fees	—	—
Tax Fees(2)	—	72,989
All Other Fees	—	—
Total	$203,447	$380,225

(1)          Audit Fees include fees associated with the Company’s annual audit of financial statements, the assessment of the internal control over financial reporting as integrated with the annual audit of the financial statements and the quarterly reviews of the financial statements included in Form 10-Q.

(2)          In 2005, Tax Fees consisted principally of professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning.

The audit committee of the Board of Directors has reviewed fees billed and accrued for professional audit and other services rendered by PBTK during fiscal 2006 and, after consideration, have determined that the receipt of these fees by PBTK is compatible with the provision of independent audit services. The audit committee discussed these services and fees with PBTK and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-approval of Audit and Non-Audit Services

As permitted under applicable law, our audit committee may pre-approve from time to time certain types of services, including tax services, to be provided by our independent auditors. As provided in the charter of the audit committee, and in order to maintain control and oversight over the services provided by our independent auditors, it is the policy of the audit committee to pre-approve all audit and non-audit services to be provided by the independent auditors (other than with respect to de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the audit committee may delegate pre-approval authority to audit committee members who are also independent members of the Board of Directors, but any decision by such a member on pre-approval must be reported to the full audit committee at its next regularly scheduled meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company has one class of voting securities outstanding: Common Stock, $0.001 par value, of which 20,378,333 shares were issued and outstanding as of the close of business on the Record Date. Each share of our Common Stock is entitled to one vote on all matters put to a vote of stockholders.

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of the Company’s Common Stock by (i) all persons known by us to be the owner (or deemed to be the owner pursuant to the rules and regulations of the SEC), of record or beneficially, of more than 5% of the Company’s outstanding common stock, (ii) each of the directors and nominees for election to the Board of Directors, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group, in each case based upon beneficial ownership reporting of our common stock as of such date. Except as otherwise indicated, the address of each stockholder is 5700 Wilshire Boulevard, Suite 350, Los Angeles, California 90036, and each stockholder has sole voting and investment power with respect to the shares beneficially owned.

	Shares Beneficially	Percent
Name and Address of Beneficial Owner	Owned	of Class
Lakes Entertainment, Inc.(1),(2)	12,480,000	61.2%
Lyle Berman(2),(3)	12,482,400	61.2%
Steven Lipscomb(4)	2,045,000	9.8%
Timothy J. Cope(2),(5)	12,488,000	61.3%
Peter Hughes(6)	30,799	*
Robyn Moder(7)	318,334	1.5%
Scott A. Friedman(7)	18,667	*
Michael Beindorff(7)	8,000	*
Bradley Berman(8)	45,342	*
Joseph S. Carson, Jr.(7)	8,000	*
Ray M. Moberg(7)	8,000	*
Glenn Padnick(7)	8,000	*
Mimi Rogers(7)	8,000	*
All Directors and Officers as a group (12 people)	14,988,542	70.7%
Galleon Management L.P.(9)	1,348,200	6.6%

*                    Less than 1%

(1)          Lakes Entertainment, Inc. holds all shares through its wholly owned subsidiary, Lakes Poker Tour, LLC.

(2)          Address is 130 Cheshire Lane, Minnetonka, MN 55305.

(3)          Includes 12,480,000 shares beneficially owned by Lakes Entertainment, Inc., a corporation for which Mr. Berman serves as Chairman of the Board and Chief Executive Officer. Mr. Berman disclaims beneficial ownership of these shares. Also includes 2,400 options to purchase shares which will become exercisable within 60 days of the filing of this proxy statement.

(4)          Includes 400,000 options to purchase shares which are currently exercisable and 304,415 shares owned by a trust for the benefit of Mr. Lipscomb’s children (Mr. Lipscomb is not a trustee of such trust and disclaims beneficial ownership of the shares owned by the trust).

(5)          Includes 12,480,000 shares beneficially owned by Lakes Entertainment, Inc., a corporation for which Mr. Cope serves as President, Chief Financial Officer and Secretary. Mr. Cope disclaims beneficial ownership of these shares. Also includes 8,000 options to purchase shares which are currently exercisable.

(6)          Includes 30,000 options to purchase shares which are currently exercisable.

(7)          Consists solely of options to purchase shares which are currently exercisable.

(8)          Includes 8,000 options to purchase shares which are currently exercisable.

(9)          The information reported is based on a Schedule 13G filed with the SEC, dated February 14, 2007, in which Raj Rajaratnam, Galleon Advisors, L.L.C., Galleon Management, L.L.C., Galleon Management L.P., Galleon Captain’s Partners, L.P. and Galleon Captain’s Offshore, LTD. reported that at December 31, 2006, Raj Rajaratnam, Galleon Management, L.L.C. and Galleon Management, L.P. had shared voting and dispositive power over 1,348,200 shares, Galleon Advisors, L.L.C. and Galleon Capital Partners, L.P. had shared voting and dispositive power over 278,482 shares, and Galleon Captain’s Offshore, LTD. had shared voting and dispositive power over 1,069,718 shares. Address is c/o Galleon Management, L.P., 500 Madison Avenue, 34th Floor, New York, NY   10022

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The audit committee has adopted a policy with respect to related party transactions whereby any proposed transaction between the Company and any (i) senior officer or director of the Company, (ii) any shareholder owning in excess of 5% of the Company’s (or its controlled affiliates’) stock, (iii) immediate family member of a senior officer or director, or (iv) an entity that is owned or controlled by someone listed in items (i) through (iii) above, or an entity in which someone listed in items (i) through (iii) above has a substantial ownership interest or control, must be approved by a majority of the disinterested members of the audit committee, unless the transaction is available to all Company employees generally, or involves less than $25,000. If the proposed transaction involves executive or director compensation, it must be approved by the compensation committee.

Similarly, if a significant opportunity is presented to senior officers or directors of the Company, such officer or director must first present the opportunity to the Company’s board of directors for consideration.

At each regularly scheduled meeting of the audit committee (or special meeting, if called by the audit committee), the audit committee will meet with Company management to discuss any proposed related party transactions. A majority of disinterested members of the audit committee must approve a transaction for the Company to enter into it. If approved, management will update the audit committee with any material changes to the approved transaction at its regularly scheduled meetings.

Related Party Transactions

License Agreements with Lakes and Sklansky Games, LLC

On May 17, 2004, we entered into a license agreement with Lakes, which holds a majority of our stock through its wholly owned subsidiary, Lakes Poker Tour, LLC. Under this agreement, Lakes obtained a license to utilize the World Poker Tour name and logo in connection with a casino table game that Lakes has developed using certain intellectual property rights of Sklansky Games, LLC. Under the terms of the agreement, we will be entitled to receive a specified minimum annual royalty payment or 10% of the gross revenue received by Lakes from its sale or lease of the game, whichever is greater. In addition to Lakes’ ownership, through Lakes Poker Tour, LLC, of a majority of our Common Stock, Lyle Berman, our

Executive Chairman, and Brad Berman, Mr. Berman’s son and a director of the Company and a Gaming Product Specialist at Lakes, own 28% and 54%, respectively, of the outstanding equity interests in Sklansky Games. The World Poker Tour No Limit Texas Hold ‘Em casino game has been approved by certain gaming regulators and entered the casino marketplace in December 2005. The Company began to receive minimum royalty payments related to the game in 2006.

Interests in PokerTek

On January 20, 2006, the Company entered into an agreement to sell approximately 58% (630,000 common shares) of its 11.7% interest in PokerTek, Inc. , a company that offers an automated poker room to tribal and commercial casinos and card clubs. The Company closed the transaction on February 28, 2006, received net cash proceeds and recognized a gain on the sale of approximately $5.7 million. On September 8, 2006, the Company entered into an agreement to sell its remaining investment (450,000 common shares) at a price per share of $10.11, received net cash proceeds and recognized a gain on the sale of approximately $4.5 million.

Lyle Berman, along with his son Bradley Berman, each made personal investments in PokerTek, and, as of January 1, 2006, collectively owned approximately 9% of PokerTek. In addition, Lyle Berman served as Chairman of the Board of PokerTek and received 200,000 stock options in the company.

License Agreement with G-III Apparel Group, Ltd.

Effective as of February 24, 2004, we entered into a non-exclusive license agreement with G-III Apparel Group Ltd. Morris Goldfarb, a Lakes director, is Co-Chairman of the Board and Chief Executive Officer of G-III. Under the agreement, G-III licenses the World Poker Tour name, logo and trademark from us in connection with G-III’s production of certain types of apparel for distribution in authorized channels within the U.S., its territories and possessions and, in certain circumstances, Canada. As consideration for this non-exclusive license, G-III pays royalties and certain other fees to us.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

During 2006, Robyn Moder did not file one Form 4 relating to a grant of options to purchase our common stock. She filed a Form 5 in connection with such grant in February 2007. In addition, Lyle Berman did not file one Form 4 relating to an option grant during fiscal 2006. He filed a Form 4 in April 2007 in connection with that grant. Other than those two late filings, and based solely upon a review of the copies of such forms furnished to us, or written representations that no Form 5(s) were required, all other Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were satisfied.

OTHER MATTERS

Proposals of Stockholders

Any stockholder who desires to submit a proposal for action by the stockholders at the next Annual Meeting must submit such proposal in writing to Adam Pliska, General Counsel and Secretary, WPT Enterprises, Inc., 5700 Wilshire Boulevard, Suite 350, Los Angeles, California 90036, by December 26, 2007 to have the proposal included in our proxy statement for the meeting. Due to the complexity of the respective rights of the stockholders and us in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted by certified mail return receipt requested.

Discretionary Proxy Voting Authority/ Untimely Stockholder Proposals

Rule 14a-4 promulgated under the Securities and Exchange Act of 1934 governs our use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify the company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

With respect to our 2008 Annual Meeting of stockholders, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by March 10, 2008, the management proxies will be allowed to use their discretionary authority as outlined above.

Solicitation

The Company will bear the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter.

Other Matters

The Board of Directors does not intend to present at the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
WPT ENTERPRISES, INC.

Adam Pliska
General Counsel and Secretary

WPT ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 30, 2007
10:00 a.m. P.D.T.

RENAISSANCE HOLLYWOOD HOTEL
1755 North Highland Avenue
Hollywood, California 90028

WPT Enterprises, Inc. 5700 Wilshire Boulevard, Suite 350 Los Angeles, California 90036	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned, a stockholder of WPT Enterprises, Inc., hereby appoints Steven Lipscomb and Adam Pliska, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders of WPT Enterprises, Inc. to be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 on May 30, 2007 at 10:00 a.m. P.D.T., and at any and all adjournments thereof, as specified below on the matters referred to and in their discretion upon any other matters brought before the meeting, with all the powers which the undersigned would possess if personally present.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting of Stockholders.

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director and FOR the approval of the appointment of the independent registered public accounting firm.

See reverse for voting instructions.

Please detach here

The Board of Directors of the Company Recommends a Vote FOR All Nominees.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

1.	Election of directors:	01	Lyle Berman	06	Timothy J. Cope	☐	Vote FOR	☐	Vote WITHHELD
		02	Steven Lipscomb	07	Ray M. Moberg		all nominees		from all nominees
		03	Michael Beindorff	08	Glenn Padnick		(except as marked)
		04	Bradley Berman	09	Mimi Rogers
		05	Joseph S. Carson, Jr.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the appointment of Piercy, Bowler, Taylor & Kern as our independent registered public accounting firm for the 2007 fiscal year.	☐	For	☐	Against	☐	Abstain

3.	Upon such other business as may properly come before the meeting or any adjournments thereof.	☐	For	☐	Against	☐	Abstain

Address Change? Mark Box and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.